Exhibit 99.5

Customer Letter	Dell to Acquire Quest Software

Dear Valued Quest Customers:

I want to inform you that today Quest announced it has entered into a definitive agreement to be acquired by Dell. Please see the press release that was disseminated this morning for further details. But first, I’d like to offer my perspective and explain what this means to you as a Quest customer.

This agreement is great news for our customers and partners worldwide. Dell’s distribution, reach and brand are well recognized in the industry. Dell is acquiring Quest as the foundation to their software business. As you may know, Dell is the 3rd largest technology company in the world. They have chosen Quest because our focus on systems management and security align so well with their overall software strategy. As a customer, combining Quest’s award-winning products and people with Dell’s considerable influence means you will have access to increased IT knowledge and resources to help your company succeed.

The entire Quest team is excited about joining Dell. The Quest products and technology are an excellent fit with Dell’s software strategy. On a personal note, however, customers have always been our first priority. Solving key customer pains and supporting our customers relentlessly are the driving forces behind our success and frankly, why we love to come to work every day. Those things will not change as we begin making this transition.

This is merely the beginning of the process and the acquisition is subject to standard closing conditions. We will update you with more information as appropriate. In the meantime, if you have any questions, please reach out to me or to your Quest sales team.

Best Regards,

Vinny Smith

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) an amended proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the amended proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.